Exhibit 3.25
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[Coat of arms]     JUCESP PROTOCOL
0.807.074/08-1
[SINGULAR]
AMENDMENT TO THE CHARTER
OF NOVELIS DO BRASIL LTDA.
CNPJ/MF no. 60.561.800/0001-03
NIRE 35.214.430.234
Pursuant to this private instrument,
NOVELIS INC., a company duly organized and existing in accordance with the laws of Canada, with main offices at 3800 Royal Bank Plaza, South Tower, 200 Bay Street, P.O. Box 84, Toronto, Ontario, Canada, duly represented hereunder by its legal representative, Mr. ANTONIO TADEU COELHO NARDOCCI, described below; and
ANTONIO TADEU COELHO NARDOCCI, Brazilian, married, an engineer, bearer of Identity Card RG no. 6.822.521 — SSP/SP, listed in the Register of Physical Persons of the Ministry of Treasury (CPF/MF) under no. 012.050.108-23, residing and domiciled in the State Capital of São Paulo, with an office at Avenida das Naçðes Unidas no. 12.551, 15o andar, Torre Empresarial World Trade Center de São Paulo, Brooklin Novo, CEP 04578-000,
Shareholders representing the entire company capital of NOVELIS DO BRASIL LTDA., a limited company with main offices in the State Capital City of São Paulo, at Avenida das Naçðes Unidas, no. 12.551, 15o andar, Torre Empresarial World Trade Center of São Paulo, Brooklin Novo, CEP 04578-000, listed in the National Register of Legal Persons of the Ministry of Treasury (CNPJ/MF) under no. 60.561.800/0001-03, whose corporate charter was filed with the Commercial Board of the State of São Paulo under NIRE 35.214.430.234 at a session on May 13, 1997, the most recent amendment to the charter having been recorded with that same agency under no. 1303648/07-6 at its session of August 28, 2007, specifically agreed to amend the Company Charter in accordance with the following terms and conditions:

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1. Quota Pledge
1.1 Substitution of the pledge creditor. In accordance with the provisions of the contract known as “First Amendment to Credit Agreement and Agent’s Resignation and Appointment”, entered on September 18, 2008, between the Company, Novelis Inc., Novelis Corporation, Novelis Europe Holding Limited, Novelis Services Limited, Novelis Switzerland SA, Novelis Technology AG, Novelis Deutschland GmbH, LaSalle Business Credit, LLC and Bank of America, N.A., among others; and the “First Amendment to the Quota Pledge Agreement” entered on September 18, 2008 between the Company, Novelis Inc., LaSalle Business Credit, LLC and Bank of America, N.A., the shareholders hereby resolve to approve the substitution of the pledge creditor La Salle Business Credit, LLC by Bank of America, N.A., with reference to the pledge pertaining to 120,130,999 (one hundred twenty million, one hundred thirty thousand, nine hundred ninety-nine) quota shares representing the capital of the company held by the shareholder Novelis Inc., described above. The quota shares held by the shareholder Novelis Inc. shall continue to be pledged during the life of these contracts.
1.2	Pursuant to the above-cited decisions, the shareholders hereby resolve to amend the charter of the Company in order to provide for the new pledge on the quota shares of the Company:

Article 5 — The capital of the Company is R$120.131.000,00 (one hundred twenty million, one hundred thirty-one thousand reals), divided into 120,131,000 (one hundred twenty million, one hundred thirty-one thousand) equal shares with a face value of R$1,00 (one real) each, fully subscribed and paid up, in Brazilian currency and in property, and distributed among the shareholders in the following manner:

Shareholder	Number of quota shares	Amount (R$)
NOVELIS INC.	120,130,999	120.130.999,00
ANTONIO TADEU COELHO NARDOCCI	1	1.00

Total	120,131.000	120.131.000,00

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Paragraph One — The responsibility of each shareholder is, pursuant to law, limited to the value of his/her shares, but all are jointly responsible for fully paying up the capital of the company.
Paragraph Two — The 120,130,999 (one hundred twenty million, one hundred thirty thousand, nine hundred ninety-nine) shares representing the capital of the Company and held by the shareholder Novelis Inc., described above, are pledged in favor of Bank of America, N.A. and UBS AG Stamford Branch, pursuant to the terms of the following contracts: (i) “First Amendment to Credit Agreement and Agent’s Resignation and Appointment”, entered on September 18, 2008, and “First Amendment to the Quota Pledge Agreement”, entered on September 18, 2008; and (ii) “Quota Pledge Agreement”, entered on July 6, 2007.
Paragraph Three — The 120,130,999 (one hundred twenty million one hundred thirty thousand nine hundred ninety-nine) shares shall continue to be pledged during the terms of the contracts mentioned in items (i) and (ii) of Paragraph Two of this Clause.
Paragraph Four — The pledged shares shall confer upon Novelis Inc., described above, sole and exclusive entitlement to the right to vote and to receive dividends on these shares.
Paragraph Five — The exercise by Novelis Inc., described above, of its voting rights shall not require the consent of Bank of America N.A. or of UBS AG Stamford Branch, described above, as pledge creditors.
2. Consolidation and Ratification of the Corporate Charter
2.1. The shareholders hereby decide to ratify all the remaining clauses of the company charter not changed by this instrument.
2.2. By virtue of the changes determined above, the shareholders herewith resolve to consolidate the charter of the Company, which shall be worded as follows:

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CORPORATE CHARTER
Chapter I — Corporate Name, Main Office, Purpose and Term of the Company
Article 1 — The limited company established under the corporate name Novelis do Brasil Ltda., is governed by the provisions of this contract and by the provisions of Articles 1052 to 1087 of Law 10.406 of January 10, 2002, and supplementarily by the provisions of Articles 997 to 1.038 of that same Law 10.406 of January 10, 2002 and also by Law 6.404 of December 15, 1976 and subsequent amendments, having been transformed into a limited company pursuant to the Regular and Special Shareholders’ Meetings held on April 24, 1997.
Article 2 — The company’s main office and place of business in the State Capital City of São Paulo at Avenida das Naçðes Unidas no. 12.551, 15o andar, Torre Empresarial World Trade Center of São Paulo, Brooklin Novo, which premises are listed in the CNPJ/MF under no. 60.561.800/0001-03, where the Company has its administrative offices and where its management team is based, with the right to open subsidiaries, branches or representative offices anywhere in the Country or abroad.
Sole Paragraph — In addition to its principal place of business described above, the Company has, as of this date, subsidiaries or facilities at the following addresses, with the corresponding listings in the CNPJ/MF: Rua Felipe Camarão, 414, Santo André — SP — CNPJ/MF no. 60.561.800/0002-94; Avenida Américo René Gianetti, s/n, Ouro Preto — MG — CNPJ/MF no. 60-561-800/0030-48; Fazenda Usina da Brecha, Guaraciaba — MG — CNPJ/MF no. 60-561-800/0032-00; Fazenda Usina do Salto, Ouro Preto — MG — CNPJ/MF no. 60.561.800/0033-90; Avenida Buriti no. 1.087, Pindamonhangaba — SP — CNPJ/MF no. 60.561.800/0041-09; Estrada do Brito s/n, Ponte Nova — MG — CNPJ/MF no. 60.561.800/0051-72; Via das Torres, s/n, Candeias — BA — CNPJ/MF no. 60.561.800/0086-00; Jazida Monjolo, s/n, District of Padre Viegas, Mariana — MG — CNPJ/MF no. 60.561.800/0105-08; Jazida Fazenda do Lopes, s/n, Caeté — MG — CNPJ/MF no. 60.561.800/0106-80; Mina Serra do Maquiné, s/n, Caeté — MG — CNPJ/MF no. 60.561.800/0107-61; Fazenda Garandela e Mato Grosso, s/n, District of Conceição do Rio Acima, Santa Bárbara — MG — CNPJ/MF no. 60.561.800/0108-42; Depósito de Bauxita Acuruí, s/n, Itabirito — MG — CNPJ/MF no. 60.561.800/0109-23; Mina Galo, s/n, Cafarnaum District, Faria Lemos — MG — CNPJ/MF no. 60.561.800/0110-67; Estrada de Miguel Rodrigues a Barroca, s/n, Cachoeira do Brumado, Municipality of Mariana — MG — CNPJ/MF no. 60.561.800/0005-37; Fazenda da Vargem, Municipality of Santa Bárbara — MG — CNPJ/MF no. 60.561.800/0006-18; Fazenda Usina de Furquim, Municipality of Mariana— MG — CNPJ/MF no. 60.561.800/0008-80; Via Matoin, s/n, Aratu, Municipality of Candeias — BA — CNPJ/MF no. 60.561.800/0088-64; Estrada de Acesso à Serra de Antonio Pereira, Municipality of Ouro Preto — MG — CNPJ/MF no. 60.561.800/0010-02; Mina Lagoa Seca, Estrada de Acesso à Mina Lagoa Seca, s/n, District of Acuruí, Municipality of Itabirito-MG — CNPJ/MF 60.561.800/0012-66 and Avenida do Contorno no. 8.000, Sala 802, Bairro Santo Agostinho, Belo Horizonte — MG.

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Article 3 — The purpose of the Company is: a) to produce, transform, buy, sell, import, export, for its own account or for third parties, aluminum and any and all other metals and materials, chemicals, electrochemical, electro-metallurgical or metallurgical products, as well to engage in the industry and commerce of those products, by-products or derivatives; b) to produce, manufacture, sell, import, export, for its own account or for third parties, packaging in general made of aluminum and other materials, in combination or not, for any purposes whatsoever; c) to manufacture, sell, buy, import or export materials, machines, equipment, tools, parts and accessories, for its own account or for third parties; d) to represent Brazilian or foreign companies; e) to take stakes in other companies as a shareholder, partner or investor, engaging in all actions appropriate for the protection and development of these stakes; f) to generate and distribute electric power for its own consumption or for marketing, in whole or in part, building and maintaining factories and their facilities, through concessions or authorizations from the appropriate authorities; g) to promote and exploit, for its own account or for third parties, the business and the activity of research and mining of any and all substances, as well as the transportation, treatment, processing, transformation and any other industrial process to benefit from the product of the mining activity.
Article 4 — The term of the Company is indefinite; it commenced its activities on December 31, 1940.
CHAPTER II — Capital and Shares
Article 5 — The capital of the Company is R$120.131.000,00 (one hundred twenty million and one hundred thirty-one thousand reals), divided into 120,131,000 (one hundred twenty million, one hundred thirty-one thousand) equal shares with a face value of R$1,00 (one real) each, fully subscribed and paid-up, in Brazilian currency and in property, and distributed among the shareholders in the following manner:

Shareholder	Number of shares	Amount (R$)
NOVELIS INC.	120,130,999	120.130.999,00
ANTONIO TADEU COELHO NARDOCCI	1	1.00

Total	120,131.000	120.131.000,00

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Paragraph One — The responsibility of each shareholder is, pursuant to law, limited to the value of his/her shares, but all are jointly responsible for fully paying up the capital of the company.

Paragraph Two — The 120,130,999 (one hundred twenty million, one hundred thirty thousand, nine hundred ninety-nine) shares representing the capital of the Company and held by the shareholder Novelis Inc., qualified above, are pledged in favor of Bank of America, N.A. and UBS AG Stamford Branch, pursuant to the terms of the following contracts: (i) “First Amendment to Credit Agreement and Agent’s Resignation and Appointment”, entered on September 18, 2008, and “First Amendment to the Quota Pledge Agreement”, entered on September 18, 2008; and (ii) “Quota Pledge Agreement”, entered on July 6, 2007.

Paragraph Three — The 120,130,999 (one hundred twenty million, one hundred thirty thousand nine hundred ninety-nine) shares shall continue to be pledged during the terms of the contracts mentioned in items (i) and (ii) of Paragraph Two of this Clause.

Paragraph Four — The pledged shares shall confer upon Novelis Inc., described above, sole and exclusive entitlement to the right to vote and to receive dividends on these shares.

Paragraph Five — The exercise by Novelis Inc., described above, of its voting rights shall not require the consent of Bank of America N.A. or of UBS AG Stamford Branch, described above, in their capacity as pledge creditors.
Chapter III — Administration
Article 6 — The Company shall be administered and represented by at least one of the three Members of the Board of Directors, two being Presidents and one the Financial Director, who shall be residents of Brazil, but need not be shareholders, designated by all the shareholders, or by one or more proxies designated for that purpose. The Presidents shall use the name President, followed or not by a term identifying his/her principal area of activity within the Company as the President for Corporate Affairs and the Executive President, respectively.

Paragraph One — The activities listed below shall be performed in the following order: (i) by each of the two Presidents, (ii) by Finance Director, (iii) by the proxy or proxies named as indicated above.
a)	acquiring, transferring title or encumbering any tangible or intangible property, as well as rights relative to same;

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b)	appointing, admitting, hiring, suspending and dismissing employees and agents of the Company, determining their duties, compensation and other conditions for performing services;

c)	determining the general and administrative expenses of the Company;

d)	opening, moving, and closing bank accounts, regardless of the amount involved;

e)	deciding on the utilization or investment of all the available funds belonging to the Company;

f)	contracting loans, conferring upon creditors any guarantees, whether real or fidejussory, on the property and rights of the Company;

g)	issuing, signing, accepting, endorsing and negotiating checks, bills of exchange, promissory notes, as well as other negotiable instruments of any kind;

h)	obtaining, controlling and disposing of raw materials and supplies of all kinds, with the right to sign contracts, declarations, letters of intent, as well as any other document necessary to carry out these operations;

i)	signing contracts of any kind for the sale of the products produced by the Company, with the right to take all necessary steps for such sale, on the domestic and foreign market, signing any declarations, forms and other documents required for those operations;

j)	signing contracts of any kind for the acquisition of any products, with the ability, to that end, to take all necessary measures for the purchase, on the domestic and foreign market, signing any declarations, forms or other documents required for these operations;

l)	conferring powers-of-attorney upon lawyers to represent the Company in or out of court, with powers to delegate, settle and enter agreements;

m)	contracting, altering and canceling insurance policies covering rights of any kind;

n)	calling and presiding over Shareholders’ Meetings;

o)	acquiring stakes in the capital of other companies; and

p)	any other administrative actions not expressly indicated above.

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Paragraph Two — It is the responsibility of either of the two Presidents, or of the Finance Director, or the attorney-in-fact or attorneys-in-fact named as indicated above, to represent the Company before any public agencies whether Federal, State or Municipal, Independent Agencies, Commercial Boards, Employee and Employer Unions, consumer protection agencies, public service companies and any other organ of the Direct and Indirect Public Administration.
Paragraph Three — The elected members of the Board, at the time they take office, must declare under penalty of the law that they have not been convicted of any crime the penalty for which prohibits them from serving as directors of the Company, pursuant to the provisions of Article 1.011, paragraph 1, of the Civil Code.
Paragraph Four — The powers of the members of the Board shall be determined by shareholders representing at least 75% (seventy-five per cent) of the capital of the company;
Article 7 — The term of the members of the Board shall be 1 (one) year from the date of the resolution designating them until the date of the following resolution, and they may be re-elected.
Article 8 — In compliance with the provisions of Article 9, the Presidents, the Finance Director and the powers-of-attorney mentioned in Article 6 shall have powers to grant, separately or jointly, powers-of-attorney in the name of the Company upon third parties with specific powers to perform the actions mentioned in Paragraphs One and Two of Article 6 above.
Paragraph One — With the exception of the powers-of-attorney “ad judicia”, the powers-of-attorney referred to in this Article shall be for a period of up to 1 (one) year.
Paragraph Two — The powers-of-attorney referred to in this Article may be transferred, with or without reservation of the said powers, to third parties unless there is an explicit prohibition in that respect.
Article 9 — In the event of a vacancy, absence or impediment regarding one of the Presidents, the latter shall be replaced by the other President. In the event of a vacancy, absence or impediment regarding both Presidents, they shall be replaced by the Finance Director. In the event of a vacancy, absence or impediment of the two Presidents and of the Finance Director, they shall be replaced by the attorney-in-fact or attorneys-in-fact mentioned in the main portion of Article 6, until such time as the vacancy is filled or the absence or impediment of any of the above-cited individuals is ceased.
Article 10 — Any action by any of the members of the Board, attorneys-in-fact or employees of the Company that entails an obligation or responsibility outside the

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corporate purpose of the Company is expressly prohibited and is null and void with respect to the Company.

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Chapter IV — Shareholders’ Meetings
Article 11 — The Regular Shareholders’ Meeting shall be held every year, within the first four months of the end of the company fiscal year, in order to deliberate the election of members of the Board, as well as to receive the reports of the Directors, to decide upon the balance sheet and the income statement, as well as to deal with other matters of interest to the Company.
Article 12 — Corporate decisions shall be taken at the Shareholders’ Meeting, and only the Minutes of Resolutions and the Charter Amendment Instruments signed by the shareholders attending the Meeting in sufficient number to validate the decisions, but without prejudice to those who wish to sign them, in the presence of two witnesses, shall be valid for the purposes of registration and other legal effects, the first copy being entered into the Public Register of Commercial Companies and the second copy filed at the main office of the Company along with the registration protocol, with the following express exemptions (i) filing with the Trade Register of the Minutes of Meetings that are not intended to have any effect before Third Parties; and (ii) the opening of a Minute Book.
Paragraph One — When the company’s capital is not fully paid in, the appointment as Directors of persons who are not shareholders shall require the unanimous decision of the shareholders.
Paragraph Two — The following matters require a decision by shareholders representing at least 75% (seventy-five percent) of the capital stock: (i) amendment of the corporate charter; (ii) the transformation, incorporation, merger, dissolution, liquidation or termination of the state of liquidation of the Company; (iii) the dismissal of a director; (iv) the determination of the compensation of the directors; (v) the company’s petition for bankruptcy or forced agreement; (vi) the granting of shares to third parties; (vii) approval of the Administration accounts; (viii) the appointment and dismissal of liquidators and evaluation of their accounts; and (ix) the naming of directors who are not shareholders when the capital of the company is totally paid up, or the appointment of shareholder directors.
Paragraph Three — The votes on corporate decisions shall be counted in terms of the value of the shares held by each shareholder.
Article 13 — Shareholders’ Meetings shall be called by the members of the Board or by the shareholders when the members of the Board are more than 60 (sixty) days late in calling the meeting.
Paragraph One — The Meeting shall be called by means of an internal communication, “e-mail” or fax, indicating the place, date and time of the Meeting, as well as the matters to be discussed; the publication of the call in a newspaper is expressly waived.

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Paragraph Two — No prior notice of meeting, and no specific indication of the place, date, time and agenda of the Meeting shall be required when all the shareholders are present.
Paragraph Three — The Shareholders’ Meeting may be dispensed with when all the shareholders make a decision in writing on the matter that would be the purpose of the Meeting.
Chapter V — Company Fiscal Year, Financial Statements and Dividends
Article 14 — The company fiscal year shall commence on January 1 and end on December 31 of the same year.
Article 15 — At the end of each fiscal year, based on the commercial books of the Company and current laws, the corporate balance sheet, the statement of cumulative profits or losses, the income statement and a declaration of the sources and applications of resources, shall be prepared and then submitted to the Shareholders for their approval.
Paragraph One — The net profits determined for each fiscal year shall be applied as determined by the Shareholders. The distribution shall at all times be in proportion to the shares held.
Paragraph Two — At the end of each six-month period, a semi-annual balance sheet shall be drawn up, and the shareholders may declare a dividend against the profit indicated on this balance sheet.
Paragraph Three — The shareholders may also declare intermediate dividends against cumulative profits or profit reserves noted on the most recent annual or semi-annual balance sheet.
Paragraph Four — The Company may also draw up a balance sheet for shorter time periods, and it shall be the responsibility of the shareholders to determine the distribution of the profits noted on these balance sheets or to incorporate them into the capital stock, in compliance with the provisions of Paragraph One of Article 204 of Law no. 6.404 of December 15, 1976.
Chapter VI — General Provisions
Article 16 — The Company shall go into liquidation in the cases specified by law, and the form of liquidation and the liquidator shall be determined by the unanimous decision of the shareholders at a Shareholders’ Meeting.
Article 17 — Pursuant to the provisions of Art. 1.085 of Law 10.406 of January 10, 2002, a shareholder may be excluded from the Company for Just Cause by decision of

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shareholders holding shares that constitute a majority of the capital, at a Shareholders’ Meeting called specifically for this purpose. If a shareholder is to be excluded, he or she must be notified within 15 (fifteen) days prior to the date of the Meeting.
Paragraph One — For the purposes of the provisions of this Article, the following shall be considered as Just Cause: — (i) engaging in actions of undeniable gravity; (ii) putting at risk the existence or continuity of the Company; (iii) engaging in a commercial activity in competition with the Company; (iv) joining or creating a company in the same field of activity as the Company but that does not belong to the latter’s economic group; (v) being dismissed for just cause by the Company, if an employee of the company; (vi) being convicted of a bankruptcy crime, of lying, bribery or corruption, peculation, graft; or against the popular economy, against the national financial system, against the standards for the protection of competition, against consumer relations, public faith or property.
Article 18 — The death of any of the shareholders shall not dissolve the Company, the shares of that shareholder reverting in that case to the holdings of the majority shareholder which, based on the most recent Company balance sheet, shall pay the amount to the successor estate, and may, in the judgment of the remaining shareholders, admit third party shareholders.
Article 19 — For all questions arising from this contract, the courts of São Paulo, the State Capital, shall have jurisdiction, exclusive of any other forum.
The parties have signed this instrument in 3 (three) copies of equal content and form, in the present of 2 (two) witnesses.
São Paulo, September 18, 2008.

/s/ Antonio Tadeu Coelho Nardocci	/s/ Antonio Tadeu Coelho Nardocci
NOVELIS INC.
by: Antonio Tadeu Coelho Nardocci	Antonio Tadeu Coelho Nardocci

Witnesses:
1. /s/ Carina Cunto Ruiz	2. /s/ Lazara Damaris Baltazar Carvalho
Name: Carina Cunto Ruiz	Name: Lazara Damaris Baltazar Carvalho
RG: 29.144.663-2 SSP/SP	RG: 17.539.112-9 SSP/SP

[Stamp of the Secretary of the Treasury]
Commerce Department of the State
of São Paulo JUCESP
317.166/08-6